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                                  EXHIBIT 21.1

                         Subsidiaries to the Registrant

At present, Heritage Bank of Commerce is the only subsidiary of Heritage Commerce Corp. The address is:

                            Heritage Bank of Commerce
                              150 Almaden Boulevard
                               San Jose, CA 95113